                                                                    Exhibit 99.1
[NPXL LOGO]             NEW PLAN EXCEL REALTY TRUST, INC.
      1120 Avenue of the Americas [] New York, NY 10036 [] (212) 869-3000
                             [] FAX (212) 869-3989
--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE

CONTACT:    Stacy Lipschitz
            Vice President - Corporate Communications
            New Plan Excel Realty Trust, Inc.
            212-869-3000 EXT. 3359

                NEW PLAN EXCEL REALTY TRUST ANNOUNCES DEFINITIVE
                    AGREEMENT TO ACQUIRE 92 SHOPPING CENTERS

NEW YORK, January 14, 2002 -- New Plan Excel Realty Trust, Inc. (NYSE: NXL) today announced that it has entered into a definitive agreement with CenterAmerica Property Trust, L.P., a private company majority owned by Morgan Stanley Real Estate Fund II, to acquire 92 community and neighborhood shopping centers for approximately $654 million. The purchase price consists of approximately $354 million of cash and the assumption of approximately $300 million of outstanding indebtedness and includes a 10 percent managing membership interest in a joint venture with a private U.S. pension fund. The capitalization rate on the 92 assets is approximately 10.0 percent on 2002 projected net operating income including a $0.15 per square foot reserve for replacements.

The 92 properties total 10.4 million square feet of gross leasable area (GLA), of which 71 percent is grocery-anchored, and were 90 percent leased as of September 30, 2001. Of the 92 properties, 82 are located in Texas, predominantly in Houston and Dallas / Fort Worth, strengthening New Plan Excel Realty Trust's geographic diversification and Southwest market presence. The remainder of the properties are located in Florida, Louisiana, Mississippi and New Mexico. The joint venture currently owns 13 grocery-anchored shopping centers located in six states.

Upon completion of the transaction, New Plan Excel Realty Trust will own and operate 308 community and neighborhood shopping centers aggregating approximately 42 million square feet of GLA, significantly increasing its portfolio scale and market position. Summary shopping center statistics and demographic information are outlined in the table below:


PRO FORMA PORTFOLIO OVERVIEW (1)
 - as of 9/30/01

                                              NEW PLAN EXCEL      PRO FORMA FOR
                                               REALTY TRUST        TRANSACTION
                                               ------------        -----------
SUMMARY SHOPPING CENTER STATISTICS:
Total GLA                                     31.6 million SF    42.0 million SF
Total Number of Shopping Centers                    216                308
Community Shopping Centers (2)                   138 (64%)          161 (52%)
(% of Shopping Centers)
Neighborhood Shopping Centers (2)                78 (36%)           147 (48%)
(% of Shopping Centers)
Grocery-Anchored  (% of Total GLA)               129 (58%)          189 (62%)
Grocer Sales per SF (3)                            $384               $397
% of Shopping Centers Built or                      56%                59%
Redeveloped/Expanded Since 1990
DEMOGRAPHIC INFORMATION: (4)
Average Population Density
   1-mile                                          7,702              9,463
   3-mile                                         52,366             64,186
   5-mile                                         117,520            146,526
Average Household Income
   1-mile                                         $47,467            $52,415
   3-mile                                         50,894             55,420
   5-mile                                         50,908             56,054


(1)  Excludes joint venture assets.
(2)  Based on ICSC definition.
(3)  Only for those properties reporting sales data for 2000.
(4)  Source: CACI Marketing Systems and Scan US - 2000.



                                     -more-

[NPXL LOGO]             NEW PLAN EXCEL REALTY TRUST, INC.
      1120 Avenue of the Americas [] New York, NY 10036 [] (212) 869-3000
                             [] FAX (212) 869-3989
--------------------------------------------------------------------------------


The transaction is expected to be immediately accretive to earnings in 2002. As a result and assuming that the transaction closes no later than the end of the first quarter of this year, the Company is revising its expectations for 2002 diluted funds from operations per share from a range of $1.81 to $1.88 to a range of $1.88 to $1.94. GAAP earnings before gains and losses on real estate is now anticipated to increase over previously issued guidance of $1.01 to $1.08 per share to a range of $1.08 to $1.14 per share. The revised guidance is based on various assumptions regarding, among other things, the timing of the transaction closing and the methods and timing by which the Company finances the transaction, which assumptions may or may not prove to be accurate. The cash component of the transaction will initially be financed through the Company's existing credit facilities and a committed interim facility. Also as a result of the transaction and based on the same assumptions described above, the Company expects its payout ratio of common dividends/diluted funds from operations to improve.

Glenn J. Rufrano, Chief Executive Officer and President of New Plan Excel Realty Trust, commented, "This portfolio is primarily comprised of grocery-anchored neighborhood shopping centers, strategically located in high barrier-to-entry markets with strong population demographics. Considerable capital has recently been invested in the assets, with approximately 67 percent of the properties being built or redeveloped/expanded since 1990. The properties are anchored by a diverse mix of credit tenants, including four of the top five grocers in Texas. Given the tenant profile of the 92 assets, upon completion of the transaction, New Plan Excel Realty Trust's top ten tenants will account for approximately 21 percent of the Company's total annual base rent versus approximately 23 percent today, with no one tenant accounting for more than 5.4 percent of the total, a decrease from 6.4 percent."

"In November 2000, we commenced our business plan to refocus on our retail franchise, with a specific concentration on community and neighborhood shopping centers. Since that time, we have monetized more than $544 million of non-core assets, strengthened our management capabilities and enhanced our infrastructure and technology, positioning the Company to execute on the next stage of its business plan. This transaction significantly furthers our objective of a focused product strategy, and given the characteristics of the assets being acquired and the resulting improvements in our portfolio profile and payout ratio, effectively recycles the capital generated. It is anticipated that upon closing Scott MacDonald, currently the Chief Executive Officer and President of CenterAmerica, will join New Plan Excel Realty Trust as Chief Operating Officer and President. We are very pleased to have this opportunity to fill the Chief Operating Officer position and augment our senior management with such a seasoned real estate professional," Mr. Rufrano concluded.

The transaction is expected to close no later than the end of the first quarter of this year. The agreement is not contingent on financing or on physical or environmental review, but is subject to certain closing conditions and there can be no assurance that the transaction will be consummated. Salomon Smith Barney advised New Plan Excel Realty Trust in the transaction, and Morgan Stanley advised CenterAmerica Property Trust, L.P.

The Company will be hosting a teleconference to discuss this transaction on Monday, January 14, 2002 at 2:00 PM ET. The teleconference can be accessed by dialing 1-800-361-0912 (International: 1-913-981-5559) or via the web at www.newplanexcel.com or www.streetevents.com. A slide package to accompany the teleconference will be posted at www.newplanexcel.com (click on Investor Information, then Presentations) prior to 2:00 PM ET. A replay of the teleconference will be available through midnight ET January 21, 2002 by dialing 1-888-203-1112 (International: 1-719-457-0820) or via the web at
www.newplanexcel.com or www.streetevents.com. Please refer to confirmation code #490433.

New Plan Excel Realty Trust, Inc. is one of the nation's largest real estate companies, focusing on the ownership and management of community and neighborhood shopping centers. The Company operates as a self-administered and self-managed REIT, with a national portfolio of 281 properties and total assets of approximately $2.7 billion. Its properties are strategically located across 31 states and include 216 community and neighborhood shopping centers, primarily high-quality supermarket or name-brand discount chain anchored, with approximately 32 million square feet of gross leasable area and 65 related retail real estate assets, with approximately 6 million square feet of gross leasable area. For additional information, please visit www.newplanexcel.com.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, transactions or achievements of the Company to differ materially from historical results or from any results, transactions or achievements expressed or implied by such forward-looking statements, including without limitation: the risk that the proposed transaction will not be consummated; national and local economic conditions; the competitive environment in which the Company operates; financing risks; property management risks; acquisition, disposition, development and joint venture risks, including risks that developments and redevelopments are not completed on time or on budget and strategies, actions and performance of affiliates that the Company may not control; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Business-Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 which discuss these and other factors that could adversely affect the Company's results.


                                      ###